SUB-ITEM 77M:  Mergers
A special meeting of the
shareholders of
Federated Target ETF
Fund 2015, Federated Target
ETF Fund 2025
and Federated Target
ETF Fund 2035
(collectively, the "ETF Funds")
 was held at 4000 Ericsson Drive,
Warrendale, Pennsylvania 15086-7561,
 at 2:00 p.m. (Eastern time),
on June 10, 2009.

At the Meeting, shareholders
 approved an Agreement and Plan
of Reorganization between the
ETF Funds and
Federated Stock and Bond Fund
("New Fund"), whereby the New
Fund would acquire all of the
assets of the
ETF Funds in exchange for shares
 of the New Fund to be distributed
pro rata by the ETF Funds to its
shareholders in complete
liquidation and termination
of the ETF Funds (Reorganization).
As a result, effective
June 10, 20091, each shareholder
 of the ETF Funds became the owner
 of New Fund shares having a total
 net
asset value equal to the total net
asset value of his or her holdings
in the ETF Funds.

The Board of Trustees, at its
meeting in February 2 2009,
unanimously voted to approve the
Reorganization.

The Agreement and Plan of
 Reorganization for this reorganization
is hereby incorporated by reference from the definitive Proxy Statement filed with the SEC on April 24, 2009.

Form N-8f, an Application for
Deregistration of Investment Companies,
will be filed with the SEC on behalf of
the ETF Funds on or about August 2009.

1  Date of  conversion of assets.
2  This date can be found in the
"Board Considerations and Recommendations" section of the proxy.